EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated May 5, 2022, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports First Quarter 2022 Earnings
May 5, 2022, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended March 31, 2022 (“2022 Quarter”). Total revenue for the 2022 Quarter increased to $62.1 million from $58.7 million for the quarter ended March 31, 2021 (“2021 Quarter”). Net income increased to $17.5 million for the 2022 Quarter from $12.8 million for the 2021 Quarter primarily due to (a) lower credit losses on operating lease receivables and corresponding reserves (collectively, $1.2 million), (b) higher capitalized interest ($1.1 million), primarily due to the Twinbrook Quarter development project, (c) higher base rent at The Waycroft ($1.0 million), (d) lower depreciation and amortization of lease costs ($0.4 million), (e) higher base rent, exclusive of The Waycroft ($0.2 million), (f) higher lease termination fees ($0.2 million) and (g) higher parking income, net of expenses ($0.2 million). Net income available to common stockholders increased to $10.6 million ($0.44 per diluted share) for the 2022 Quarter from $7.5 million ($0.32 per diluted share) for the 2021 Quarter.
Same property revenue increased $3.4 million (5.8%) and same property operating income increased $3.0 million (7.1%) for the 2022 Quarter compared to the 2021 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of lease costs, (c) general and administrative expenses and (d) change in fair value of derivatives minus (e) gains on sale of property and (f) the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2022 Quarter totaled $34.0 million, a $1.6 million increase from the 2021 Quarter. Mixed-Use same property operating income totaled $11.2 million, a $1.3 million increase from the 2021 Quarter. The increase in Shopping Center same property operating income was primarily the result of (a) lower credit losses on operating lease receivables and corresponding reserves (collectively, $0.8 million) and (b) higher base rent ($0.4 million). The increase in Mixed-Use same property operating income was primarily the result of (a) higher base rent ($0.7 million), (b) lower credit losses on operating lease receivables and corresponding reserves (collectively, $0.4 million) and (c) higher parking income, net of expenses ($0.2 million). Reconciliations of (a) total revenue to same property revenue and (b) net income to same property operating income are attached to this press release.
As of March 31, 2022, 92.5% of the commercial portfolio was leased, compared to 92.2% at March 31, 2021. On a same property basis, 92.5% of the commercial portfolio was leased as of March 31, 2022, compared to 92.2% at March 31, 2021. As of March 31, 2022, the residential portfolio was 96.8% leased compared to 96.9% at March 31, 2021.
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $27.0 million ($0.81 and $0.80 per basic and diluted share, respectively) in the 2022 Quarter compared to $22.7 million ($0.72 and $0.71 per basic and diluted share, respectfully) in the 2021 Quarter. FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The increase in FFO available to common stockholders and noncontrolling interests was primarily the result of (a) lower credit losses on operating lease receivables and corresponding reserves (collectively, $1.2 million), (b) higher capitalized interest ($1.1 million), primarily due to the Twinbrook Quarter development project, (c) higher base rent at The Waycroft ($1.0 million), (d) higher base rent, exclusive of The Waycroft ($0.2 million), (e) higher lease termination fees ($0.2 million) and (f) higher parking income, net of expenses ($0.2 million).
On March 11, 2020, the World Health Organization declared a novel strain of coronavirus ("COVID-19") a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. As a result, the COVID-19 pandemic is negatively affecting almost every industry directly or indirectly.
The actions taken by federal, state and local governments to mitigate the spread of COVID-19 by ordering closure of nonessential businesses and ordering residents to generally stay at home, and subsequent phased re-openings, resulted in many of our tenants announcing mandated or temporary closures of their operations and/or requesting adjustments to their lease terms. While most of our tenants that closed due to COVID-19 have re-opened their businesses, there remains significant uncertainty around the long-term economic impact of the COVID-19 pandemic, which could have a material and adverse effect on or cause disruption to our business or financial condition, results from operations, cash flows and the market value and trading price of our securities.

www.SaulCenters.com

While the Company’s grocery store, pharmacy, bank and home improvement store tenants have generally remained fully open throughout the COVID-19 pandemic, many restaurants have operated with reduced hours and/or limited indoor seating, supplemented with delivery and curbside pick-up, and most health, beauty supply and services, fitness centers, and other non-essential businesses are open with limited or full capacity depending on location. As of April 30, 2022, payments by tenants of contractual base rent and operating expense and real estate tax recoveries totaled approximately 98% for the 2022 Quarter. In some cases, rent deferral agreements have been negotiated to allow tenants temporary relief where needed. For additional discussion of how the COVID-19 pandemic has impacted the Company's business, please see Part 1, Item 2 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.
While we expect collections of rent billings, including minimum rent, operating expense recoveries and real estate tax reimbursements, to remain below pre-pandemic levels in the near-term, when taking into account the amount of time elapsed since the due date of the payment, we continue to experience sequential improvement in our collection rates. The following table summarizes the Company's consolidated total collections of the 2022 Quarter rent billings as of April 30, 2022:

	Retail	Office	Residential	Total
2022 First Quarter	98%	99%	99%	98%

Although we are and will continue to be actively engaged in rent collection efforts related to uncollected rent, and we continue to work with certain tenants who have requested rent deferrals, we can provide no assurance that such efforts or our efforts in future periods will be successful, particularly in the event that the COVID-19 pandemic and restrictions intended to prevent its spread continue for a prolonged period. As of March 31, 2022, approximately 73% of the amount of rent deferred, or approximately $6.7 million, has come due. Of the amount that has come due, $6.5 million, or approximately 97%, has been paid.
With cash balances of over $6.8 million and borrowing capacity of approximately $217.5 million on April 30, 2022, the Company believes that it has sufficient liquidity and flexibility to meet the needs of the Company's operations as the effects of the COVID-19 pandemic continue to evolve.
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 61 properties which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.8 million square feet of leasable area and (b) four land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Carlos L. Heard
    (301) 986-7737

Safe Harbor Statement
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on (i) Form 10-K for the year ended December 31, 2021 and (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in (i) our Annual Report on Form 10-K for the year ended December 31, 2021 and (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share amounts)	March 31, 2022	December 31, 2021
Assets
Real estate investments
Land	$511,529	$511,529
Buildings and equipment	1,570,123	1,566,686
Construction in progress	225,087	205,911
	2,306,739	2,284,126
Accumulated depreciation	(660,855)	(650,113)
	1,645,884	1,634,013
Cash and cash equivalents	12,313	14,594
Accounts receivable and accrued income, net	56,357	58,659
Deferred leasing costs, net	23,420	24,005
Other assets	17,578	15,490
Total assets	$1,755,552	$1,746,761
Liabilities
Notes payable	$905,225	$941,456
Revolving credit facility payable	135,360	103,167
Term loan facility payable	99,270	99,233
Accounts payable, accrued expenses and other liabilities	39,649	25,558
Deferred income	23,867	25,188
Dividends and distributions payable	21,722	21,672
Total liabilities	1,225,093	1,216,274
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 42,000,000 shares authorized, 23,910,338 and 23,840,471 shares issued and outstanding, respectively	239	238
Additional paid-in capital	440,151	436,609
Partnership units in escrow	39,650	39,650
Distributions in excess of accumulated net income	(259,506)	(256,448)
Total Saul Centers, Inc. equity	405,534	405,049
Noncontrolling interests	124,925	125,438
Total equity	530,459	530,487
Total liabilities and equity	$1,755,552	$1,746,761

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue	(unaudited)
Rental revenue	$60,680	$57,756
Other	1,464	968
Total revenue	62,144	58,724
Expenses
Property operating expenses	9,538	8,686
Real estate taxes	7,418	7,829
Interest expense, net and amortization of deferred debt costs	10,602	11,988
Depreciation and amortization of lease costs	12,327	12,748
General and administrative	4,768	4,678
Total expenses	44,653	45,929
Net Income	17,491	12,795
Noncontrolling interests
Income attributable to noncontrolling interests	(4,126)	(2,533)
Net income attributable to Saul Centers, Inc.	13,365	10,262
Preferred stock dividends	(2,798)	(2,798)
Net income available to common stockholders	$10,567	$7,464
Per share net income available to common stockholders
Basic and diluted	$0.44	$0.32

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2022	2021
Net income	$17,491	$12,795
Add:
Real estate depreciation and amortization	12,327	12,748
FFO	29,818	25,543
Subtract:
Preferred stock dividends	(2,798)	(2,798)
FFO available to common stockholders and noncontrolling interests	$27,020	$22,745
Weighted average shares and units:
Basic	33,164	31,493
Diluted (2)	33,886	31,965
Basic FFO per share available to common stockholders and noncontrolling interests	$0.81	$0.72
Diluted FFO per share available to common stockholders and noncontrolling interests	$0.80	$0.71

(1)    The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.
(2)    Beginning March 5, 2021, fully diluted shares and units includes 1,416,071 limited partnership units that were held in escrow related to the contribution of Twinbrook Quarter. Half of the units held in escrow were released on October 18, 2021. The remaining units held in escrow are scheduled to be released on October 18, 2023.

Reconciliation of revenue to same property revenue (3)
(in thousands)	Three Months Ended March 31,
	2022	2021
	(unaudited)
Total revenue	$62,144	$58,724
Less: Acquisitions, dispositions and development properties	—	—
Total same property revenue	$62,144	$58,724

Shopping Centers	$44,099	$42,444
Mixed-Use properties	18,045	16,280
Total same property revenue	$62,144	$58,724

Total Shopping Center revenue	$44,099	$42,444
Less: Shopping Center acquisitions, dispositions and development properties	—	—
Total same Shopping Center revenue	$44,099	$42,444

Total Mixed-Use property revenue	$18,045	$16,280
Less: Mixed-Use acquisitions, dispositions and development properties	—	—
Total same Mixed-Use property revenue	$18,045	$16,280

(3)     Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (4)
	Three Months Ended March 31,
(In thousands)	2022	2021
	(unaudited)
Net income	$17,491	$12,795
Add: Interest expense, net and amortization of deferred debt costs	10,602	11,988
Add: Depreciation and amortization of lease costs	12,327	12,748
Add: General and administrative	4,768	4,678
Property operating income	45,188	42,209
Less: Acquisitions, dispositions and development properties	—	—
Total same property operating income	$45,188	$42,209

Shopping Centers	$34,007	$32,367
Mixed-Use properties	11,181	9,842
Total same property operating income	$45,188	$42,209

Shopping Center operating income	$34,007	$32,367
Less: Shopping Center acquisitions, dispositions and development properties	—	—
Total same Shopping Center operating income	$34,007	$32,367

Mixed-Use property operating income	$11,181	$9,842
Less: Mixed-Use acquisitions, dispositions and development properties	—	—
Total same Mixed-Use property operating income	$11,181	9,842

(4) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.